NovaStar Financial
(NYSE-NFI)

2007 Third Quarter Earnings

Conference Call

November 15, 2007

Safe Harbor Statement

Statements in this presentation and made during the earnings call regarding NovaStar Financial, Inc. and its business, which are not historical facts, are
“forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements are those that predict or describe future events and that do not relate solely to historical matters and include statements regarding management's beliefs, estimates, projections, and assumptions with respect to, among other things, our future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change at any time without notice.  Words such as "believe," "expect," "anticipate," "promise," "plan," and other expressions or words of similar meanings, as well as future or conditional verbs such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those discussed herein. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to manage our business during this difficult period for the subprime industry; our ability to continue as a going concern; decreases in cash flows from our mortgage securities and mortgage loans – held in portfolio;
our ability to generate positive cash flow from our retail brokerage business; our ability to reduce expenses from our discontinued operations; increases in the credit losses on mortgage loans underlying our mortgage securities and held in our mortgage loans – held in portfolio; our ability to remain in compliance with the agreements governing our indebtedness; our ability to sell our remaining mortgage loans – held for sale; our ability to repay all amounts owed to
Wachovia in a manner and time period acceptable to Wachovia; our ability to obtain necessary waivers of, or amendments, to the documents governing our indebtedness; the ability of our common stock and Series C preferred stock to continue trading in an active market; the loss of executive officers and other key management employees; impairments on our mortgage assets; increases in prepayment or default rates on our mortgage assets; increases in margin calls and loan repurchase requests; changes in assumptions regarding estimated loan losses and fair value amounts; our ability to maintain effective internal control over financial reporting and disclosure controls and procedures in the future; finalization of the amount and terms of any severance provided to terminated employees; finalization of the accounting impact of our previously-announced reduction in workforce; events impacting the subprime mortgage industry in general, including events impacting our competitors and liquidity available to the industry; residential property values; interest rate fluctuations on our assets that differ from our liabilities; the outcome of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations; our ability to adapt to and implement technological changes;
compliance with new accounting pronouncements; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006, our quarterly reports on Form 10-Q for the periods ending
March 31, 2007, June 30, 2007 and September 30, 2007. Other factors not presently identified may also cause actual results to differ. This presentation and earnings call speaks only as of its date and we expressly disclaim any duty to update the information herein.

Third Quarter Review
Greg Metz, CFO

(In thousands of dollars)

	Pre-Tax
Tax charge primarily related to REIT revocation and valuation allowance	$ 245,783
Provision for credit losses	99,159
Valuation adjustment on mortgage loans - HFS	74,375
Litigation reserve	47,204
Impairment on mortgage securities - AFS	46,216
Fair value adjustments	31,993
Total	544,730

Significant Non-Cash
Items

For the quarter ended September 30, 2007, NovaStar reported a net loss available to common shareholders of $598.0 million, or
$64.05 per fully diluted common share.

Actions Implemented in
Third Quarter

We raised $48.8 million in equity capital in July through a sale of convertible preferred securities to institutional investors.  As conditions deteriorated further, additional fundraising through a shareholder rights offering was canceled in September

We suspended wholesale lending operations in August, closing two operations centers and reducing our workforce, while meeting loan commitments that already had been made

We sharply reduced retail, or direct-to-consumer, activity.  Twelve retail offices were closed in September, the workforce was further reduced, and the remaining retail organization shifted to brokering loans for other lenders rather than originating loans for our own portfolio

We transferred $300.5 million in mortgage loans in a transaction that was a sale from a legal perspective but a financing transaction for GAAP financial reporting.  The sale resulted in a decrease in cash of approximately $5 million.  These loans had not been securitized, and the sale enabled us to reduce warehouse borrowing, as well as to eliminate exposure to cash margin calls in connection with the loans.

In September, we canceled a dividend that had been planned based on 2006 taxable income as a Real Estate
Investment Trust (REIT).  This caused our REIT status to be terminated, retroactive to January 1, 2006, and we are now taxed as a C corporation

Additional Steps Taken Subsequent
to September 30, 2007

We sold mortgage servicing rights and servicing advances related to securitized loans to another servicer for proceeds of approximately $147 million, after deduction of certain expenses and a $7.9 million holdback, closing the transaction on November 1, 2007.  Proceeds were used to reduce debt and for working capital.  The holdback is to be released upon the delivery of all closing documents and is expected to be used to reduce debt.  We have substantially reduced our servicing staff to handle a significantly smaller number of loans

We sold $364.3 million in mortgage loans.  The cash impact for loans that settled in the fourth quarter will be minimal

In the interest of conserving liquidity, the Board of Directors has suspended payment of the next regularly scheduled dividend on the company’s Series C Preferred Stock and Series D-1 Preferred Stock

We have requested a review of a determination by NYSE Regulation, Inc., that the our common stock and Series
C Preferred stock should be de-listed by the exchange.  The review of this determination is scheduled for
December 5, 2007.  However, we believe there is a high likelihood that our securities will be de-listed from the
NYSE following the review.  Although we are exploring alternative arrangements for the listing or quoting of our common stock and preferred stock, trading is likely to take place on the OTCBB

Questions